AMENDMENT TO RIGHTS AGREEMENT


     The amended Rights Agreement dated July 6, 2001 between Ross Systems, Inc. and Bank Boston, NA is hereby further amended as follows:

          1. Registrar and Transfer Company, a New Jersey corporation ("R&T"), is hereby appointed as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

          2. Section 21 is hereby amended by deleting the fifth sentence and in its place substituting a new fifth sentence to read as follows:

               "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and that at the time of its appointment as Rights Agent is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange."

     In witness whereof, the parties listed below have caused this Amendment to be duly executed on this date.

Date:  August 10, 2001

Ross Systems, Inc.


By:  /s/ Verome M. Johnston
     ----------------------------------------
     Verome M. Johnston, CFO & Vice President

Registrar and Transfer Company


By:  /s/ William P. Tatler
     ---------------------------------
     William P. Tatler, Vice President